Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2008, except for Note 3 which is dated March 16, 2009 with respect to the consolidated financial statements and schedule of The Princeton Review, Inc. appearing in the Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York

March 30, 2009